Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Takes Delivery of Capesize Newbuilding

Genco Maximus Commences Time Charter

NEW YORK, September 21, 2009 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Maximus, a 169,025 dwt Capesize newbuilding. The Genco Maximus is the eighth vessel to be delivered to the Company under Genco’s previously announced agreement on July 18, 2007 to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group.

The Genco Maximus was delivered to its charterer, Cargill International S.A., on September 19, 2009 to commence a time charter for 3 to 4.5 months at a rate of $31,750 per day, less a 5% third party brokerage commission. Currently, Genco has approximately 67% of its fleet’s estimated available days secured on contracts for the remainder of 2009 and 44% for 2010.

The remaining balance of $95.3 million for the Genco Maximus was funded by a $69.7 million drawdown under Genco’s amended 10-year, $1.4 billion revolving credit facility and $25.6 million from cash from operations. The Company expects the delivery of one additional newbuilding vessel by the end of 2009 and intends to utilize cash flow from operations to fund this acquisition.

The following table reflects the current employment of Genco’s current fleet as well as the employment or other status of vessels expected to join Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(5)		-

Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000	-
Genco Maximus	2009	Cargill International S.A.	December 2009	31,750	-
Genco Claudius	2009(6)	To Be Determined (“TBD”)	TBD	TBD	Q4 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	October 2009	15,000 (7)	-
Genco Knight	1999	Swissmarine Services S.A.	October 2009	16,500(8)	-
Genco Leader	1999	Baumarine AS	November 2009	20,742(9)	-
Genco Vigour	1999	C Transport Panamax Ltd.	October 2009	20,000(10)	-
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250	-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100	-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800	-
Genco Thunder	2007	Baumarine AS/ Klaveness Chartering	Dec 09/Apr 10	20,079/20,000(11)	-

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S	October 2009	Spot(12)
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750	-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	October 2009	16,000(13)	-
Genco Cavalier	2007	Clipper Bulk Shipping NV	November 2009	16,750(14)	-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(15)	-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000	-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500	-
Genco Marine	1996	STX Pan Ocean Co. Ltd.	October 2009	13,750(16)	-
Genco Muse	2001	Global Maritime Investments Ltd.	November 2009	15,000(17)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	December 2009	Spot(18)	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	December 2009	Spot(18)	-
Genco Progress	1999	Lauritzen Bulkers A/S	December 2009	Spot(18)	-
Genco Reliance	1999	Lauritzen Bulkers A/S	September 2010	Spot(18)	-
Genco Sugar	1998	Lauritzen Bulkers A/S	September 2010	Spot(18)	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.

(7) We reached an agreement to extend the time charter for an additional 3 to 5.5 months at a rate of $15,000 per day. The extended time charter commenced following the expiration of the current time charter on May 22, 2009.
(8) We have entered into a short-term time charter for approximately 3 to 5.5 months at a rate of $16,500 per day, less a 5% third-party commission. The vessel entered into the time charter following the completion of its previous time charter with SK Shipping Ltd. on June 1, 2009.
(9) We reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after June 1, 2009. We exercised the option to convert the balance period of the charter party to a fixed rate on June 3, 2009 at a gross rate of $20,742 per day.
(10) We have reached an agreement to charter the vessel for 3.5 to 6 months at a rate of $20,000 per day less a 5% third-party commission which commenced on July 10, 2009.
(11) We have reached an agreement to charter the vessel for 3.5 to 6 months at a rate of $20,000 per day, less a 5% third-party commission. The vessel is expected to enter into the time charter following the completion of its previous time charter on December 15, 2009.
(12) We entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009. In addition to a 1.25% third-party brokerage commission, the charter party calls for a management fee.
(13) We have reached an agreement to enter into a time charter the vessel for 3 to 5 months at a rate of $16,000 per day less a 5% third-party commission which commenced on June 24, 2009.
(14) We have reached an agreement to extend the time charter for approximately 3 to 5.5 months at a rate of $16,750 per day, less a 5% third-party commission. The new time charter will commence following the expiration of the existing time charter on or about August 24, 2009.
(15) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(16) We have entered into a short-term time charter for approximately 3 to 5 months at a rate of $13,750 per day, less a 5% third-party commission. The vessel entered into the time charter following the completion of its previous time charter on July 6, 2009.
(17) We have reached an agreement to extend the time charter for approximately 3 to 4.5 months. The new time charter will commence following the expiration of the existing time charter on or about August 7, 2009.
(18) We have reached an agreement to enter these vessels into a spot pool managed by Lauritzen Bulkers beginning at the expiration of their current time charters in August 2009. Under the pool agreement, we can withdraw up to three vessels with three months’ notice until December 31, 2009 and the remaining two vessels with 12 months’ notice. After December 31, 2009, we can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 34 drybulk vessels consisting of eight Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,734,000 dwt. After the expected delivery of one additional vessel the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,905,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements with respect to the commencement of time charters and expected delivery dates of newbuildings and are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreement to acquire one drybulk vessel; (xii) the results of the investigation into the incident involving the collision of the Genco Hunter, the possible cause of and liability for such incident, and the scope of insurance coverage available to Genco for such incident; (xiii) the Company’s ability to collect amounts due from and the outcome of its pending claim against Samsun Logix Corporation with respect to the terminated charter for the Genco Cavalier; (xiv) the Company’s ability to collect on any damage claim for the recent collision involving the Genco Cavalier; (xv) the completion of definitive documentation with respect to time charters; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequently filed reports on Form 10-Q and Form 8-K.

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